Exhibit 99.1
Company Contact
Ryan Hymel, EVP and Chief Financial Officer
(571) 529-6113

Playa Hotels & Resorts N.V. Reports First Quarter 2018 Results

Fairfax, VA, May 7, 2018 – Playa Hotels & Resorts N.V. (the “Company”) (NASDAQ: PLYA) today announced results of operations for the three months ended March 31, 2018.

Three Months Ended March 31, 2018 Results

▪	Net Income was $21.8 million compared to Net Income of $27.6 million in 2017

▪	Adjusted Net Income(1) was $35.1 million compared to Adjusted Net Income of $33.6 million in 2017

▪	Net Package RevPAR increased 1.0% over 2017 to $273.50, driven by Net Package ADR growth of 0.9%

▪	Owned Resort EBITDA increased 0.4% over 2017 to $82.6 million

▪	Owned Resort EBITDA Margin decreased 0.4% percentage points over 2017 to 47.9%

▪	Adjusted EBITDA increased 0.1% over 2017 to $74.6 million

(1)	Adjusted Net Income/(Loss) excludes special items, which are those items deemed not to be reflective of ongoing operations.

“The quarter has been another successful period for Playa strategically, operationally, and financially with announcements of our pending business combination with Sagicor Group Jamaica Limited, and the strengthening of our ability to expand as a result of the increase in the brand relationships at our disposal. We continue to enhance and grow our position as a leader in the all-inclusive space – a high-growth, very profitable, and extremely fragmented sector.”
– Bruce D. Wardinski, Chairman and CEO of Playa Hotels & Resorts
Recent Developments

▪
Effective March 29, 2018, we entered into two interest rate swaps to mitigate the long-term interest rate risk inherent in our variable rate Term Loan. The interest rate swaps have an aggregate fixed notional value of $800.0 million. The fixed rate paid by us is 2.85% and the variable rate received resets monthly to the one-month LIBOR rate. The interest rate swaps mature on March 31, 2023.

▪
In February 2018 we entered into a definitive agreement for a business combination with Sagicor Group Jamaica Limited (“Sagicor”), whereby, upon the closing of the transaction, Sagicor will contribute into Playa a portfolio of five all-inclusive resorts and two adjacent oceanfront developable land sites located on the desirable North Coast of Jamaica. The existing resorts, together with the two developable land sites will contribute a density of up to 1,110 potential additional rooms. The existing resorts are currently managed by an external third-party operator and upon closing of the transaction, Playa will be able to immediately internalize and self-manage the resorts. Playa will also enter into a hotel management contract to manage the Jewel Grande. In exchange, Sagicor will receive 20 million of the Company's ordinary shares and $100 million in cash. In addition, Playa has nominated two Sagicor appointees for election to Playa’s Board of Directors, subject to the consummation of the transaction.
Sagicor, through different affiliates, has become the largest institutional owner of resorts in Jamaica by acquiring, during the last 10 years, a portfolio of resorts with excellent locations. Based on our preliminary review of Sagicor’s resorts and our understanding of the industry, we believe that there is significant value to be created by renovating and repositioning these assets into Playa concepts.
Following the acquisition, Playa would take management of all Sagicor assets and undertake any necessary renovations to upgrade and/or reposition all properties. Playa’s strong track record in repositioning and expansion projects, its expertise in managing all-inclusive resorts, its regional presence and strong long-term relationships with the consumers, and the powerful brands available to it, will contribute to significantly improve the performance of Sagicor’s portfolio.
The portfolio to be acquired consists of the following assets:

–	Five existing resorts, with a total of 1,326 guest rooms:

◦	Hilton Rose Hall Resort, 495 rooms

◦	Jewel Runaway Bay Beach & Golf Resort, 268 rooms

◦	Jewel Dunn’s River Beach Resort (adults only), 250 rooms

◦	Jewel Paradise Cove Beach Resort (adults only), 225 rooms

◦	Jewel Grande Montego Bay, 88 rooms and a 30,000 sq.ft. spa building

–	Developable land sites contributing additional density:

◦
Approximately 4.5-acres of developable land at Jewel Grande, located adjacent to Playa’s Hyatt Ziva & Hyatt Zilara Rose Hall Resort. On this site Playa plans to potentially develop a Hyatt Ziva resort with approximately 300 - 350 rooms

◦	A land site with approximately 13 acres located adjacent to the Hilton Rose Hall Resort - approximate density of up to 400 rooms

–	Additional density at existing resorts:

◦	Potential future expansion of the Jewel Dunn’s River by approximately 50 - 100 rooms

◦	Potential future expansion of the Jewel Runaway Bay by approximately 250 rooms

◦	Potential future expansion of the Hilton Rose Hall Resort by approximately 80 - 100 rooms

◦	Potential future expansion of the Jewel Paradise Cove by approximately 30 rooms

–	All rights owned by Sagicor to the use of the Jewel brand

Financial and Operating Results

The following table sets forth information with respect to our Occupancy, Net Package ADR, Net Package RevPAR, Total Net Revenue, Owned Resort EBITDA, Corporate Expenses, and Adjusted EBITDA for the three months ended March 31, 2018 and 2017 for our portfolio (in thousands):

	Three Months Ended March 31,
	2018	2017	Change
Occupancy	87.6%	87.4%	0.2	pts
Net Package ADR	$312.33	$309.61	0.9%
Net Package RevPAR	$273.50	$270.67	1.0%
Total Net Revenue (1)	$173,152	$170,510	1.5%
Owned Resort Revenue (2)	$172,504	$170,510	1.2%
Owned Resort EBITDA (3)	$82,583	$82,282	0.4%
Owned Resort EBITDA Margin	47.9%	48.3%	(0.4	)pts
Corporate Expenses	$8,320	$7,809	6.5%
Management Fee Revenue	$296	$—	100.0%
Adjusted EBITDA (4)	$74,559	$74,473	0.1%
Adjusted EBITDA Margin	43.1%	43.7%	(0.6	)pts

(1)
Total Net Revenue represents revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica, as well as revenue from other goods, services and amenities not included in the all-inclusive package. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment as they are already excluded from revenue in accordance with U.S. GAAP. A description of how we compute Total Net Revenue and a reconciliation of Total Net Revenue to total revenue can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(2)	Owned Resort Revenue excludes Management Fee Revenue, Jamaica delayed opening accrual reversal and MICE (meetings, incentives, conventions and events) income.

(3)
A description of how we compute Owned Resort EBITDA and a reconciliation of Net Income to Owned Resort EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

(4)
A description of how we compute Adjusted EBITDA and a reconciliation of Net Income to Adjusted EBITDA can be found in the section “Definitions of Non-U.S. GAAP Measures and Operating Statistics” below.

Balance Sheet

As of March 31, 2018, the Company held $140.1 million in cash and cash equivalents. Total interest-bearing debt was $904.1 million, comprised fully of Term Loan B secured debt due 2024. As of March 31, 2018, there were no amounts outstanding on the Company’s $100.0 million Revolving Credit Facility.
We have spent $74.9 million thus far on the development of our 750-room Hyatt Ziva and Zilara in Cap Cana, Dominican Republic, including purchasing the land. Adjusted net debt excluding cash and the spending on Hyatt Ziva and Zilara in Cap Cana is $689.1 million.
Earnings Call

The Company will host a conference call to discuss its first quarter results on Monday, May 7, 2018 at 9:00 a.m. (Eastern Daylight Time). The conference call can be accessed by dialing (833) 683-7154 for domestic participants and (409) 983-9744 for international participants. The conference ID number is 6998212. Additionally, interested parties may listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Monday, May 7, 2018. This replay will run through Monday, May 21, 2018. The access number for a taped replay of the conference call is (855) 859-2056 or (404) 537-3406 using the same conference ID number. There will also be a webcast of the conference call accessible on the Company’s investor relations website at www.investors.playaresorts.com.

About the Company

Playa Hotels & Resorts N.V. (“Playa”) is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. Playa owns and/or manages a total portfolio consisting of 15 resorts (6,314 rooms) located in Mexico, Jamaica, and the Dominican Republic. Playa owns and manages Hyatt Zilara Cancun, Hyatt Ziva Cancun, Panama Jack Resorts Cancun, Panama Jack Resorts Playa del Carmen, THE Royal Playa del Carmen, Hyatt Ziva Puerto Vallarta and Hyatt Ziva Los Cabos in Mexico; Hyatt Zilara Rose Hall and Hyatt Ziva Rose Hall in Jamaica.  Playa also owns five resorts in Mexico and the Dominican Republic that are managed by a third party and Playa manages the Sanctuary Cap Cana, in the Dominican Republic. We believe that the resorts we own, as well as the resorts we manage, are among the finest all-inclusive resorts in the markets they serve. All of our resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. Our guests also have the opportunity to purchase upgrades from us such as premium rooms, dining experiences, wines and spirits and spa packages.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements,’’ as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect Playa’s good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Playa (or to third parties making the forward-looking statements).

Definitions of Non-U.S. GAAP Measures and Operating Statistics

Occupancy
“Occupancy” represents the total number of rooms sold for a period divided by the total number of rooms available during such period. Occupancy is a useful measure of the utilization of a resort’s total available capacity and can be used to gauge demand at a specific resort or group of properties for a period. Occupancy levels also enable us to optimize Net Package ADR by increasing or decreasing the stated rate for our all-inclusive packages as demand for a resort increases or decreases.
Net Package Average Daily Rate (“Net Package ADR”)
“Net Package ADR” represents total net package revenue for a period divided by the total number of rooms sold during such period. Net Package ADR trends and patterns provide useful information concerning the pricing environment and the nature of the guest base of our total portfolio or comparable portfolio, as applicable. Net Package ADR is a commonly used performance measure in the all-inclusive segment of the lodging industry, and is commonly used to assess the stated rates that guests are willing to pay through various distribution channels.
Net Package Revenue per Available Room (“Net Package RevPAR”)
“Net Package RevPAR” is the product of Net Package ADR (as defined above) and the average daily occupancy percentage. Net Package RevPAR does not reflect the impact of non-package revenue. Although Net Package RevPAR does not include this additional revenue, it generally is considered the key performance measure in the all-inclusive segment of the lodging industry to identify trend information with respect to net room revenue produced by our portfolio or comparable portfolio, as applicable, and to evaluate operating performance on a consolidated basis or a regional basis, as applicable.
Net Revenue, Net Package Revenue and Net Non-package Revenue
We derive net revenue from the sale of all-inclusive packages, which include room accommodations, food and beverage services and entertainment activities, net of compulsory tips paid to employees in Mexico and Jamaica. Government mandated compulsory tips in the Dominican Republic are not included in this adjustment, as they are already excluded from revenue. Net revenue is recognized when the rooms are occupied and/or the relevant services have been rendered. Advance deposits received from guests are deferred and included in trade and other payables until the rooms are occupied and/or the relevant services have been rendered, at which point the revenue is recognized. Food and beverage revenue not included in a guest’s all-inclusive package is recognized when the goods are consumed. Net revenue represents a key indicator to assess the overall performance of our business and analyze trends, such as consumer demand, brand preference and competition.
In analyzing our results, our management differentiates between Net Package Revenue and Net Non-package Revenue (as such terms are defined below). Guests at our resorts purchase packages at stated rates, which include room accommodations, food and beverage services and entertainment activities, in contrast to other lodging business models, which typically only include the room accommodations in the stated rate. The amenities at all-inclusive resorts typically include a variety of buffet and á la carte restaurants, bars, activities, and shows and entertainment throughout the day. “Net Package Revenue” consists of net revenues derived from all-inclusive packages purchased by our guests. “Net Non-package Revenue” primarily includes net revenue associated with guests' purchases of upgrades, premium services and amenities, such as premium rooms, dining experiences, wines and spirits and spa packages, which are not included in the all-inclusive package.
The following table shows a reconciliation of Total Net Revenue to total revenue for the three months ended 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Net Package Revenue	$150,890	$149,622
Net Non-package Revenue	21,966	20,888
Management Fee Revenue	296	—
Total Net Revenue	173,152	170,510
Plus: compulsory tips	3,651	3,557
Cost reimbursements	44	—
Total revenue	$176,847	$174,067

EBITDA, Adjusted EBITDA and Owned Resort EBITDA
We define EBITDA, a non-U.S. GAAP financial measure, as net income or loss, determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax and depreciation and amortization expense. We define Adjusted EBITDA, a non-U.S. GAAP financial measure, as EBITDA further adjusted to exclude the following items:

▪	Other expense, net

▪	Impairment loss

▪	Pre-opening expense

▪	Transaction expenses

▪	Severance expense

▪	Other tax expense

▪	Gain on property damage insurance proceeds

▪	Share-based compensation

▪	Loss on extinguishment of debt

▪	Non-service cost components of net periodic pension cost (benefit)

▪
Other items which may include, but are not limited to the following: management contract termination fees; gains or losses from legal settlements; repairs from hurricanes and tropical storms; and Jamaica delayed opening accrual reversals.

We define Owned Resort EBITDA as Adjusted EBITDA before corporate expenses and management fee income.
We believe that Adjusted EBITDA is useful to investors for two principal reasons. First, we believe Adjusted EBITDA assists investors in comparing our performance over various reporting periods on a consistent basis by removing from our operating results the impact of items that do not reflect our core operating performance. For example, changes in foreign exchange rates (which are the principal driver of changes in other expense (income), net), and expenses related to capital raising, strategic initiatives and other corporate initiatives, such as expansion into new markets (which are the principal drivers of changes in transaction expenses), are not indicative of the operating performance of our resorts. The other adjustments included in our definition of Adjusted EBITDA relate to items that occur infrequently and therefore would obstruct the comparability of our operating results over reporting periods. For example, impairment losses, such as those resulting from hurricane damage, and related revenue from insurance policies, other than business interruption insurance policies, as well as expenses incurred in connection with closing or reopening resorts that undergo expansions or renovations, are infrequent in nature, and we believe excluding these expense and revenue items permits investors to better evaluate the core operating performance of our resorts over time.
The second principal reason that we believe Adjusted EBITDA is useful to investors is that it is considered a key performance indicator by our board of directors (our “Board”) and management. In addition, the compensation committee of our Board determines the annual variable compensation for certain members of our management based, in part, on consolidated Adjusted EBITDA. We believe that Adjusted EBITDA is useful to investors because it provides investors with information utilized by our Board and management to assess our performance and may (subject to the limitations described below) enable investors to compare the performance of our portfolio to our competitors.

EBITDA, Adjusted EBITDA and Owned Resort EBITDA are not substitutes for net income (loss) or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted EBITDA. For example, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, EBITDA, Adjusted EBITDA, and Owned Resort EBITDA should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.
Adjusted Net Income
“Adjusted Net Income” is a non-GAAP performance measure. We define Adjusted Net Income as net income attributable to Playa Hotels & Resorts, determined in accordance with U.S. GAAP, excluding special items which are not reflective of our core operating performance, such as one-time expenses related to debt extinguishment and transaction expenses. We believe Adjusted Net Income provides meaningful comparisons of ongoing operating results, by removing from net income the impact of items that do not reflect our normalized operations.
Adjusted Net Income is not a substitute for net income or any other measure determined in accordance with U.S. GAAP. There are limitations to the utility of non-U.S. GAAP financial measures, such as Adjusted Net Income. For example, other companies in our industry may define Adjusted Net Income differently than we do. As a result, it may be difficult to use Adjusted Net Income or similarly named non-U.S. GAAP financial measures that other companies publish to compare the performance of those companies to our performance. Because of these and other limitations, Adjusted Net Income should not be considered as a measure of the income or loss generated by our business or discretionary cash available for investment in our business, and investors should carefully consider our U.S. GAAP results presented in this release.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA
($ in thousands)

The following is a reconciliation of our U.S. GAAP net income to EBITDA, Adjusted EBITDA and Owned Resort EBITDA for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Net income	$21,817	$27,639
Interest expense	21,882	14,015
Income tax provision	9,583	13,588
Depreciation and amortization	15,689	12,410
EBITDA	$68,971	$67,652

Other expense, net (a)	$1,824	$1,074
Share-based compensation	1,786	—
Transaction expense (b)	2,344	6,000
Other tax expense (c)	431	176
Jamaica delayed opening accrual reversal (d)	(342)	—
Non-service cost components of net periodic pension cost (e)	(455)	(429)
Adjusted EBITDA	74,559	74,473
Corporate expenses	8,320	7,809
Adjusted EBITDA Before Corporate Expenses	$82,879	$82,282
Management fee income	(296)	—
Owned Resort EBITDA	$82,583	$82,282

(a)	Represents changes in foreign exchange and other miscellaneous expenses or income.

(b)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts including the business combination with Pace in 2017; the redesign and build-out of our internal controls and strategic initiatives, such as possible expansion into new markets.

(c)
Relates primarily to a Dominican Republic asset tax, which is an alternative tax to income tax in the Dominican Republic. We eliminate this expense from Adjusted EBITDA because it is substantially similar to the income tax expense we eliminate from our calculation of EBITDA.

(d)
Represents a reversal on an expense accrual recorded in 2014 related to our future stay obligations provided to guests affected by the delayed opening of Hyatt Ziva and Hyatt Zilara Rose Hall. This reversal concluded in the first quarter of 2018.

(e)
Represents the non-service cost components of net periodic pension (cost) recorded within other expense, net in the Condensed Consolidated Statements of Operations and Comprehensive Income. Previously, these expenses were presented within direct expense. We added back these (costs) for the purposes of calculating Adjusted EBITDA as they are considered part of our ongoing resort operations.

Playa Hotels & Resorts N.V.
Reconciliation of Net Income to Adjusted Net Income
($ in thousands)

The following table reconciles our net income to Adjusted Net Income for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Net income	$21,817	$27,639
Reconciling items
Transaction expense (a)	2,344	6,000
Change in fair value of interest rate swaps (b)	10,960	—
Total reconciling items before tax	13,304	6,000
Income tax provision for reconciling items	—	—
Total reconciling items after tax	13,304	6,000
Adjusted net income	$35,121	$33,639
The following table presents the impact of Adjusted Net Income on our net income available to ordinary shareholders and diluted earnings per share for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Net income available to ordinary shareholders	$21,817	$19,717
Total reconciling items after tax	13,304	6,000
Adjusted net income available to ordinary shareholders	$35,121	$25,717

Earnings per share - Diluted	$0.20	$0.21
Total reconciling items impact per diluted share	0.12	0.10
Allocation of reconciling items to preferred shareholders impact per diluted share (c)	—	(0.03)
Adjusted earnings per share - Diluted	$0.32	$0.28

(a)
Represents expenses incurred in connection with corporate initiatives, such as: debt refinancing costs; other capital raising efforts including the business combination with Pace in 2017; the redesign and build-out of our internal controls and strategic initiatives, such as possible expansion into new markets.

(b)
Represents the change in fair value, excluding accrued interest, of our interest rate swaps recognized as interest expense in our Condensed Consolidated Statements of Operations and Comprehensive Income.

(c)	Represents the net impact per diluted share resulting from the allocation of adjusted net income to preferred shareholders.

Playa Hotels & Resorts N.V.
Condensed Consolidated Balance Sheet
($ in thousands, except share data)
(unaudited)

	As of March 31,	As of December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$140,073	$117,229
Trade and other receivables, net	62,076	51,527
Accounts receivable from related parties	2,428	1,495
Inventories	11,255	11,309
Prepayments and other assets	33,730	34,066
Property, plant and equipment, net	1,472,424	1,466,326
Investments	936	990
Goodwill	51,731	51,731
Other intangible assets	3,283	2,087
Deferred tax assets	1,063	1,063
Total assets	$1,778,999	$1,737,823
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade and other payables	143,353	139,528
Accounts payable to related parties	3,985	2,966
Income tax payable	4,296	1,090
Debt	896,267	898,215
Derivative financial instruments	11,025	—
Other liabilities	19,921	19,394
Deferred tax liabilities	77,081	77,081
Total liabilities	$1,155,928	$1,138,274
Commitments and contingencies
Shareholders' equity
Ordinary shares (par value €0.10; 500,000,000 shares authorized, 110,353,763 and 110,305,064 shares issued and 110,346,396 and 110,297,697 shares outstanding as of March 31, 2018 and December 31, 2017, respectively)	11,809	11,803
Treasury shares (at cost, 7,367 shares as of March 31, 2018 and December 31, 2017)	(80)	(80)
Paid-in capital	774,974	773,194
Accumulated other comprehensive loss	(3,907)	(3,826)
Accumulated deficit	(159,725)	(181,542)
Total shareholders' equity	623,071	599,549
Total liabilities and shareholders' equity	$1,778,999	$1,737,823

Playa Hotels & Resorts N.V.
Condensed Consolidated Statements of Operations and Comprehensive Income
($ in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Package	$154,708	$152,956
Non-package	21,799	21,111
Management fees	296	—
Cost reimbursements	44	—
Total revenue	176,847	174,067
Direct and selling, general and administrative expenses:
Direct	81,056	76,677
Selling, general and administrative	26,473	28,664
Depreciation and amortization	15,689	12,410
Reimbursed costs	44	—
Gain on insurance proceeds	(1,521)	—
Direct and selling, general and administrative expenses	121,741	117,751
Operating income	55,106	56,316
Interest expense	(21,882)	(14,015)
Other expense, net	(1,824)	(1,074)
Net income before tax	31,400	41,227
Income tax provision	(9,583)	(13,588)
Net income	21,817	27,639
Other comprehensive loss, net of taxes:
Benefit obligation loss	(81)	(71)
Other comprehensive loss	(81)	(71)
Total comprehensive income	$21,736	$27,568
Dividends of cumulative redeemable preferred shares	—	(7,922)
Net income available to ordinary shareholders	$21,817	$19,717
Earnings per share - Basic	$0.20	$0.21
Earnings per share - Diluted	$0.20	$0.21
Weighted average number of shares outstanding during the period - Basic	110,345,855	62,255,681
Weighted average number of shares outstanding during the period - Diluted	110,601,606	62,255,681

Playa Hotels & Resorts N.V.
Consolidated Debt Summary - As of March 31, 2018
($ in millions)

	Maturity			Applicable Rate	LTM Interest (4)
Debt	Date	# of Years	Balance
Revolving credit facility (1)	Apr-22	4.1	$0.0	0.5%	$0.4
Term loan (2)	Apr-24	6.1	904.1	5.0%	29.2
Senior notes			—	—%	20.4
Total debt			$904.1	5.0%	$50.0
Less: cash and cash equivalents (3)			(140.1)
Net debt (Face)			$764.0
Cap Cana Spending			(74.9)
Adjusted Net debt			$689.1

(1)
As of March 31, 2018, the total borrowing capacity under our revolving credit facility was $100.0 million. The interest rate on outstanding balances of our revolving credit facility is L+300 bps with no LIBOR floor. As of March 31, 2018, the commitment fee on undrawn balances of our revolving credit facility is 0.5%.

(2)
The interest rate on our term loan is L+325 bps with a LIBOR floor of 1%. The interest rate was 5.00% as of March 31, 2018, which includes the LIBOR rate that was locked in on January 25, 2018 for the 3-month period of January 25, 2018 to April 25, 2018. Effective March 29, 2018, we entered into two interest rate swaps to mitigate the long term interest rate risk inherent in our variable rate Term Loan. The interest rate swaps have an aggregate fixed notional value of $800.0 million. The fixed rate paid by us is 2.85% and the variable rate received resets monthly to the one-month LIBOR rate.

(3)	Based on cash balances on hand as of March 31, 2018.

(4)	Represents last twelve months interest expense and does not include amortization on deferred financing costs or the discount / premium on debt.

Playa Hotels & Resorts N.V.
Reportable Segment Operating Statistics - Three Months Ended March 31, 2018 and 2017

		Occupancy			Net Package ADR			Net Package RevPAR			Owned Net Revenue			Owned Resort EBITDA			Owned EBITDA Margin
	Rooms	2018	2017	Pts Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	Pts Change
Yucatàn Peninsula	2,708	90.3%	90.6%	(0.3)pts	$323.23	$325.66	(0.7)%	$291.95	$295.18	(1.1)%	$79,271	$80,748	(1.8)%	$39,604	$43,070	(8.0)%	50.0%	53.3%	(3.3)pts
Pacific Coast	926	81.1%	77.6%	3.5pts	356.00	369.25	(3.6)%	288.84	286.64	0.8%	29,055	28,432	2.2%	13,908	14,272	(2.6)%	47.9%	50.2%	(2.3)pts
Caribbean Basin	2,496	87.0%	87.6%	(0.6)pts	284.93	271.87	4.8%	247.79	238.04	4.1%	64,178	61,330	4.6%	29,071	24,940	16.6%	45.3%	40.7%	4.6pts
Total Portfolio	6,130	87.6%	87.4%	0.2pts	$312.33	$309.61	0.9%	$273.50	$270.67	1.0%	$172,504	$170,510	1.2%	$82,583	$82,282	0.4%	47.9%	48.3%	(0.4)pts
Highlights

Yucatán Peninsula

▪	Net Package RevPAR decreased 1.1% over the comparable period in the prior year, driven by a decrease in Net Package ADR of 0.7%, and a decrease in occupancy of 30 basis points.

▪	Owned Resort EBITDA decreased $3.5 million or 8.0% over the prior year.

▪
This decrease was primarily the result of all properties in this segment (except Hyatt Ziva Cancun), which accounted for a decrease of $4.5 million in Adjusted EBITDA compared to the three months ended March 31, 2017. This was offset by strong performance of Hyatt Ziva Cancun, which accounted for a $1.0 million increase.

Pacific Coast

▪	Net Package RevPAR increased 0.8% over the comparable period in the prior year, driven by an increase in occupancy of 350 basis points, which was offset by a decrease in Net Package ADR of 3.6%.

▪	Owned Resort EBITDA decreased $0.4 million or 2.6% over the prior year.

▪	This decrease was due to decreased Adjusted EBITDA by both hotels in this region.

Caribbean Basin

▪	Net Package RevPAR increased 4.1% over the prior year, driven by an increase in Net Package ADR of 4.8%, which was offset by a decrease in occupancy of 60 basis points.

▪	Owned Resort EBITDA increased $4.1 million, or 16.6%, over the prior year.

▪	This increase was primarily attributable to the performance of Hyatt Ziva and Zilara Rose Hall, which accounted for an increase of $3.1 million compared to the prior year.

▪
The remaining increase was due to a gain from business interruption insurance proceeds of $1.5 million received at Dreams Punta Cana during the three months ended March 31, 2018, which accounted for a net increase of $1.2 million in Adjusted EBITDA compared to the three months ended March 31, 2018.

▪	This was partially offset by the remaining resorts in this segment, which accounted for a $0.2 million decrease.

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